EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
AS OF JUNE 30, 2002

1.	The London P.E.T. Centre Limited (sold July 2002)

2.	Mobile P.E.T. Leasing Limited (sold July 2002)

3.	Mobile P.E.T. Systems (UK) Limited

4.	Molecular Imaging Corporation, a Delaware corporation

5.	Radiodiagnostics Corporation, a Nevada corporation

6.	MBPT #1, LLC, a California limited liability company

7.	MBPT #2, LLC, a California limited liability company

8.	MBPT #3, LLC, a Delaware limited liability company

9.	MBPT #4, LLC, a Delaware limited liability company

10.	PET Billing Solutions, LLC, a Nevada limited liability company